EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                             AREAWIDE CELLULAR, INC.

                                      * * *


                                    ARTICLE 1
                                      Name

         The name of the corporation is AREAWIDE CELLULAR, INC.


                                    ARTICLE 2
                                     Purpose

         The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                    ARTICLE 3
                                  Capital Stock

         The total amount of capital stock which this Corporation has the authority to issue is as follows:

         50,000,000 shares of common stock, $.00001 par value per share; and 5,000,000 shares of preferred stock, $.00001 par value per share; and 20,000 shares of 8% Cumulative Redeemable Preferred Stock, $.001 par value per share.

         The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article 3, to provide for the issuance of the shares of such 5,000,000 shares of preferred stock $.0001 par value per share in series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

         (a) The number of shares constituting the series and distinctive designation of the series;

         (b) The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of the series;


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         (c) Whether the series will have voting rights, and if so, the terms of the voting rights;

         (d) Whether the series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

         (e) Whether or not the shares of the series will be redeemable; and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (f) Whether the series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of the sinking fund;

         (g) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of the series; and

         (h) Any other relative terms, rights, preferences and limitations, if any, of the series as the Board of Directors may lawfully fix at the time of the creation of such series.

8% Cumulative Redeemable Preferred Stock

         The 8% Cumulative Redeemable Preferred Stock is referred to below as the "Preferred Stock." Certain other capitalized terms used herein are defined in Section 9 below. The 8% Cumulative Redeemable Preferred Stock shall have the following rights, privileges and designations:

         Section 1. Dividends.

         (i) General Obligation. When and as declared by the Company's board of directors and to the extent permitted under the Corporation Law of Delaware, the Company will pay preferential dividends to the holders of the Preferred Stock as provided in this part 1. Except as otherwise provided herein, dividends on each share of the Preferred Stock (a "SHARE") will accrue cumulatively on a daily basis at the rate of 8% per annum of the Liquidation Value thereof from and including May 1, 2002 to and including the date on which the Redemption Price of such Share is paid or the date on which such Share is converted provided that the initial accrual of dividends shall be an amount equal to that which would have accrued had the dividends began to accrue on May 1, 2001. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.

         (j) Dividend Reference Dates. To the extent not paid on June 1, September 1, December 1 and March 1 of each year, beginning June 1, 2002 (the "DIVIDEND REFERENCE DATES", all dividends which have accrued on each Share outstanding during the three-month


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period ending upon each such Dividend Reference Date will be added to the
Liquidation Value of such Share and will remain a part thereof until such dividends are paid.

         (k) Distribution of Partial Dividend Payments. If at any time the Company pays less than the total amount of dividends then accrued with respect to the Preferred Stock, such payment will be distributed ratably among the holders of such Preferred Stock based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

         Section 2. Liquidation.

         Upon any liquidation, dissolution or winding up of the Company, the holders of Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares outstanding, and the holders of Preferred Stock will be not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Company, the Company's assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, the then entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the Preferred Stock held by each such holder. The Company will mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock. Neither the consolidation or merger of the Company into or with any other corporation or corporations, nor the sale or transfer by the Company of all or any part of its assets, nor the reduction of the capital stock of the Company, will be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 2.

         Section 3. Redemptions.

         (a) Redemption Price upon Mandatory Redemption. For each Share which is to be redeemed pursuant to a mandatory redemption, upon the occurrence of a Mandatory Redemption Event (as defined below), the Company will be obligated to pay to the holder thereof (upon surrender by such holder at the Company's principal office of the certificate representing such Share) an amount in immediately available funds (the "MANDATORY REDEMPTION PRICE") equal to the Liquidation Value thereof. If the funds of the Company legally available for redemption of Shares on any Mandatory Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder. At any time thereafter when additional funds of the Company are legally available for the redemption of Shares, such funds will immediately be used to redeem the balance of the Shares which the Company has become obligated to redeem on any Mandatory Redemption Date but which it has not redeemed.

         (b) Notice of Redemption. The Company will mail written notice of each redemption of any Preferred Stock to each record holder of such class not more than 60 nor less than 20 days prior to the date on which such redemption is to be made. Upon mailing any notice of


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redemption at the Company's option, the Company will become obligated to redeem the total number of Shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares will be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Shares.

         (c) Determination of the Number of Each Holder's Shares to be Redeemed. Except as otherwise provided herein, the number of Shares of Preferred Stock to be redeemed from each holder thereof in redemptions hereunder will be the number of Shares determined by multiplying the total number of Shares of such class to be redeemed times a fraction, the numerator of which will be the total number of Shares of such class then held by such holder and the denominator of which will be the total number of Shares of such class then outstanding.

         (d) Dividends After Redemption Date. No Share is entitled to any dividends accruing after the date on which the Redemption Price of such Share is paid. On such date all rights of the holder of such Share will cease, and such Share will not be deemed to be outstanding.

         (e) Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Company will be canceled and will not be reissued, sold or transferred, until all Preferred Stock has been redeemed or otherwise acquired by the Company.

         (f) Mandatory Redemptions. The Company will redeem all Shares of Preferred Stock then outstanding, at a price per Share equal to the Redemption Price, on the earliest to occur of the following (each a "MANDATORY REDEMPTION EVENT"):

                  (i) May 1, 2002, (ii) any transfer or sale by the Company of more than 50% of the ownership interests in Areawide Cellular, L.L.C., a Delaware limited liability company ("AREAWIDE") or any issuance of interests by Areawide in a single or series of transactions which result in the Company ceasing to own at least a majority of the ownership interests in Areawide, (iii) a sale or transfer of more than 50% of the assets of the Company, on a consolidated basis or of Areawide, in a transaction or series of related transactions (other than sales in the ordinary course of business), (iv) any sale or issuance by the Company or Areawide of any debt or equity instruments which result in any equity holder of the Company or Areawide having the right to receive distributions of all or any portion of the proceeds thereof, provided that the Company shall not be required to redeem Shares of Preferred Stock with Retained Financing Proceeds, (v) any merger, consolidation or other reorganization to which the Company or Areawide is a party, except for a merger, consolidation or other reorganization in which (x) the Company or Areawide is the surviving entity, (y) after giving effect thereto, the holders of the Company's or Areawide's outstanding equity (on a fully diluted basis) immediately prior to the merger will own the Company's or Areawide's outstanding equity (on a fully diluted basis) having a majority of the voting power to elect the Company's board of directors or Areawide's Board of Managers and (z) none of the equity holders of the Company or Areawide receive any distributions in connection with such merger, consolidation or reorganization.


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         (g) Optional Redemptions. The Company may at any time redeem all Shares of Preferred Stock then outstanding at a price per Share equal to the Liquidation Value. Notwithstanding the foregoing, no such redemption shall take place until the earlier to occur of (i) thirty-six (36) months following the Closing, and (ii) the date on which Harris Family Areawide, LLC, a Delaware limited liability company, owns less than 500,000 shares of Company Common
Stock.

         (h) Accrued Dividends Must be Paid Prior to Any Redemption. The Company may not redeem any Preferred Stock, unless all dividends accrued on the outstanding Preferred Stock through the immediately preceding Dividend Reference Date have been paid in full.

         Notwithstanding the foregoing, no such redemption shall take place until the earlier to occur of (i) thirty-six (36) months following the Closing, and (ii) the date on which Harris Family Areawide, LLC, a Delaware limited liability company, owns less than 500,000 shares of Company Common Stock.

         Section 4. Voting Rights.

         Except as provided by law and by Section 12 hereof, the Preferred Stock will have no voting rights.

         Section 5. Conversion.

         (a) Conversion Procedure.

                  (i) Any holder of Preferred Stock may convert all or any portion of Preferred Stock (including any fraction of a Share) held by such holder into a number of shares of the Company's Common Stock computed by multiplying the number of Shares to be converted by the Liquidation Value of such Shares and dividing the result by the Conversion Price.

                  (ii) Each conversion of Preferred Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Preferred Stock to be converted have been surrendered at the principal office of the Company. At such time as such conversion has been effected, the rights of the holder of such Preferred Stock as such holder will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                  (iii) As soon as possible after a conversion has been effected (but in any event within three business days in the case of subparagraph (a) below), the Company will deliver to the converting holder:

                           (1) a certificate or certificates representing the
number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;


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                           (2) payment in an amount equal to all accrued
dividends with respect to each Share converted, which have not been paid prior thereto, plus the amount payable under subparagraph (vi) below with respect to such conversion; and

                           (3) a certificate representing any Shares of
Preferred Stock which were represented by the certificate or certificates delivered to the Company in connection with such conversion but which were not converted.

                  (iv) If for any reason the Company is unable to pay any accrued dividends on Preferred Stock being converted, at the converting holder's option, all or a portion of such unpaid dividends may be used to acquire an additional number of shares of Common Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price then in effect.

                  (v) The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock will be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each Share of Preferred Stock, the Company will take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

                  (vi) If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph (vi), be deliverable upon any conversion of the Preferred Stock, the Company, in lieu of delivering the fractional share therefor, will pay an amount to the holder thereof equal the Market Price of such fractional interest as of the date of conversion.

         (b) Conversion Price. The Conversion Price shall be $2.00 per share until the earlier to occur of (i) thirty-six (36) months after the Closing, and
(ii) the date on which Harris Family Areawide, LLC, a Delaware limited liability company, no longer owns any shares of Company Common Stock. Thereafter the Conversion Price shall be the Market Price of the Common Stock on the date of conversion or $2.00 per share, whichever is less.

         (c) Limitation on Conversion. Notwithstanding any other provisions hereof, no holder of Shares will be entitled to exercise the conversion rights under this Section 5 to acquire any share or shares of Common Stock to the extent that such exercise, together with all prior conversions, and assuming conversion of the remaining Preferred Stock, the aggregate shares of Common Stock issued or issuable upon conversion of all Preferred Stock would exceed 20% of the then issued and outstanding Common Stock (on a fully diluted basis).

         (d) Mandatory Conversion. The Company may at any time require the conversion of all the outstanding Preferred Stock if (a) the Company effects a Public Offering of shares of its Common Stock in which the holders of the Preferred Stock are permitted to include and sell in the public offering, without any reduction in the number of such shares to be sold due to underwriting limitations, all shares of Common Stock issuable upon conversion of the Preferred


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Stock or (b) the shares of Common Stock issuable upon conversion of the
Preferred Stock otherwise become freely tradeable. Any mandatory conversion pursuant to (a) above shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such public offering and upon written notice of such mandatory conversion delivered to all holders of Preferred Stock at least 20 but not more than 40 days prior to such closing.

         Section 6. Liquidating Dividends.

         If the Company declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "LIQUIDATING DIVIDEND"), then the Company will pay to the holders of Preferred Stock at the time of payment thereof the Liquidating Dividends which would have been paid on the Common Stock had such Preferred Stock been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

         Section 7. Registration of Transfer.

         The Company will keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Company will, at the request of the record holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of Shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

         Section 8. Replacement.

         Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of the Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, the case of any such mutilation upon surrender of such certificate, the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.


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         Section 9. Definitions.

         "CLOSING" means the date of closing of the transaction pursuant to
Section 1C of the Purchase Agreement between Harris Family Areawide, LLC and Phonz Investment, LLC dated September 13, 2000.

         "COMMON STOCK" means, the Company's common stock, $.00001 par value per share and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

         "GUARANTY AMENDMENT" means the Second Amendment to Subsidiary Guaranty dated as of May 19, 1999 by the Company in favor of Foothill Capital Corporation, as Agent, as the same may be amended from time to time.

         "GUARANTY TERMINATION AMOUNT" has the meaning ascribed to such term in the Guaranty Agreement.

         "JUNIOR SECURITIES" means any of the Company's equity securities other than the Preferred Stock or preferred stock which may be issued in the future which is senior in priority to the Preferred Stock.

         "LIQUIDATION VALUE" of any Share as of any particular date will be equal to the sum of $100 plus any unpaid dividends on such Share added thereto of such Share on any Dividend Reference Date and not thereafter paid; and, in the event of any liquidation, dissolution or winding up of the Company or the redemption of such Share, unpaid dividends on such Share will be added to the Liquidation Value of such Share on the payment date in any liquidation, dissolution or winding up or on the Redemption Date, as the case may be, accrued to the close of business on such payment date or Redemption Date.

         "MARKET PRICE" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" will be the fair value thereof determined jointly by the Company and the holders of a majority of the Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value


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will be determined by an independent appraiser jointly selected by the Company and the holders of a majority of the Preferred Stock.

         "OBLIGATIONS" shall have the meaning ascribed to such term in the Guaranty Amendment.
"PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "PUBLIC OFFERING" means any offering by the Company of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

         "REDEMPTION DATE" as to any Share means the date specified in the notice of any redemption at the Company's option or the applicable date specified herein in the case of any other redemption; provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid in full on such date, and if not so paid in full, the Redemption Date will be the date on which such Redemption Price is fully paid.

         "RETAINED FINANCING PROCEEDS" shall have the meaning ascribed to such term in the Guaranty Amendment.

         "SUBSIDIARY" means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or indirectly through Subsidiaries.

         Section 10. Amendment and Waiver.

         No amendment, modification or waiver will be binding or effective with respect to any provision of the certificate of rights, privileges and designations without the prior written consent of the holders of at least a majority of the Preferred Stock outstanding at the time such action is taken; provided that no such action will change (a) the rate at which or the manner in which dividends on the Preferred Stock accrue or the times at which such dividends become payable or the amount payable on redemption of the Preferred Stock or the times at which redemption of Preferred Stock is to occur, without the prior written consent of the holders of at least 80% of the Preferred Stock then outstanding, (b) the Conversion Price of the Preferred Stock or the number of shares or class of stock into which the Preferred Stock is convertible, without the prior written consent of the holder of at least 80% of the Preferred Stock then outstanding or (c) the percentage required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holders of at least 80% of the Preferred Stock; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Company with another corporation unless the Company has obtained the prior written consent of the holders of the applicable percentage of the class or classes of the Preferred Stock then outstanding.


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         Section 11. Notices.

         Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Company, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Company (unless otherwise indicated by any such holder).

         Section 12. Voting Agreement.

         If at any time when any Preferred Stock is issued and outstanding, the holders of a majority of the issued and outstanding Preferred Stock desire, they shall have the right, voting separately as a class, to elect a member of the board of directors of the Company.

         Section 13. Extension of Time Pursuant to Section 3(f), 3 (g) and 5(b). In the event that the Company fails to file such reports as are required by the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934 to enable Harris Family Areawide, LLC to sell shares of its Company Common Stock under Rule 144 of the General Rules and Regulations under the Securities Act of 1933 or other applicable rules or regulations, then, in that event, the thirty-six
(36) month periods set forth in Sections 3(f), 3(g) and 5(b) hereof shall be extended by the amount of time equal to the time during which Harris Family Areawide, LLC is deprived of the ability to sell its shares of Company Common Stock.


                                    ARTICLE 4
                   Indemnification and Limitation of Liability

         1. Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor of the Corporation and shall advance the expenses of any such person to the fullest extent permitted by law.

         2. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended in a manner more favorable to directors, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         3. Effect of Modification. Any repeal or modification of any provision of this Article 4 by the shareholders of the Corporation shall not adversely affect any right to protection of a person entitled to indemnification existing at the time of the such repeal or modification.

         4. Liability Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent


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to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provision of this Article 4.

         5. No Rights of Subrogation. Indemnification hereunder and under the Bylaws shall be a personal right and the Corporation shall have no liability under this Article 4 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under the Corporation's Bylaws.


                                    ARTICLE 5
                               Board of Directors

         1. Number. The number of directors constituting the entire Board shall be not less than three nor more than twelve as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided, further, that the number of directors constituting the entire Board shall be three until otherwise fixed by a majority of the entire Board.

         2. Classification. The Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board permits with the term of office of one class expiring each year. At the first annual meeting of stockholders, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

         3. Removal. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.


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         4. Voting. Election of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

         5. Bylaws. The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise. I.


                                   ARTICLE 6
                      Right to Amend or Repeal Certificate

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or any amendment hereto, in the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on stockholders are granted subject to this reserved power. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, this Certificate of Incorporation or the Bylaws), the affirmative vote of the holders of least 80% of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter or repeal any provision of Articles 4, 5 or 6 of this Certificate of Incorporation.


                                    ARTICLE 7
                                  Severability

         In the event any provision (including any provision within a single article, section, paragraph or sentence) of this Certificate should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and effect and enforceable to the fullest extent permitted by law.


                                    ARTICLE 8
                              Meetings and Records

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


                                    ARTICLE 9
                     Registered Office and Registered Agent

         The address of the corporation's registered office in the State of Delaware is 9 E. Loockerman Street, Dover, Delaware 19901. The name of its registered agent at such address is Corporate Service Company.


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


                                   ARTICLE 10
                                  Incorporator

         The name and mailing address of the Incorporator is Darryl Jacobs, 1615 Barclay Blvd., Buffalo Grove, IL 60089.

         IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by the Incorporator on this 3rd day of April, 2002.


                                                    ----------------------------
                                                    Darryl Jacobs
                                                    Incorporator


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